Exhibit 10.2

Agreement Relating to Indemnification and Clawback Rights, and Release

This Agreement Relating to Indemnification and Clawback Rights, and Release ("Agreement") is made and entered into this February 6th, 2012 (the “Effective Date”) by and between The Spectranetics Corporation (“Spectranetics”) and Trung Pham (“Pham”).

1.    Definitions.

“Appeal,” when used as a noun, means any challenge to any decision or verdict made by the Trial Court or the jury empanelled by the Trial Court, where such challenge is made in a court other than the Trial Court. When used as a verb, it means the process of undertaking an Appeal.

“Appellate Court” means a court that hears an Appeal.

“Case” means U.S. v. George John Schulte, et al., case number 10-CR-0045-WYD, to the extent of the charges contained in the Second Superseding Indictment dated May 5, 2011.

“Charter Documents” means the Certificate of Incorporation and Bylaws of Spectranetics.

“Clawback Rights” means the rights of Spectranetics to recover Legal Fees and Expenses advanced to or on behalf of Pham commencing with the date that the Federal Investigation started, in the event that the verdict or findings at the Trial would result in Pham’s being required to repay amounts, whether those rights arise under the DGCL, the Charter Documents, or the Undertaking.

“DGCL” means the Delaware General Corporation Law.

“Federal Investigation” means: the investigations initiated by the United States government on or after September 4, 2008, including, but not limited to investigations and proceedings of or brought by the U.S. Food and Drug Administration, the U.S. Immigration and Customs Enforcement, and/or the U.S. Department of Justice.

“Indemnification Rights” means Pham’s right to advancement of expenses and indemnification pursuant to the DGCL, the Charter Documents and/or the Undertaking.

“Legal Fees and Expenses” means: (i) fees paid or to be paid to attorneys for their time in investigating, preparing to defend, or defending the Federal Investigation, paid or to be paid by Spectranetics to or on behalf of Pham; and (ii) expenses for investigating, preparing to defend, and defending the Federal Investigation, that were paid or to be paid by Spectranetics to or on behalf of Pham.

“New Trial” means legal proceedings in the Trial Court relating to the Case that take place as a result of the Trial being declared a mistrial, or as a result of an Appeal that is Successful.

“Successful” means a ruling by an Appellate Court which results in an over-ruling of a decision by the Trial Court and an order for a new trial.

“Trial” means legal proceedings that take place in the Trial Court relating to the Case on or after January 1, 2012, including pre-trial motions, the trial, motions during the trial, sentencing, and any briefing relating to those activities, but specifically excluding any New Trial or any legal action relating to the Case that takes place in or is directed to a court other than the Trial Court, including but not limited to any Appeal.

“Trial Court” means the United States District Court for the District of Colorado.

“Undertaking” means the Affirmation and Undertaking for Advancement of Expenses Pursuant to Delaware General Corporation Law §145(e) and the Bylaws of The Spectranetics Corporation signed by Pham and dated October 17, 2008.

2.    Clawback Rights and Indemnification Rights. Except as specifically provided in this Agreement, Spectranetics will have no further Clawback Rights regarding Legal Fees and Expenses under the DGCL, the Charter Documents and/or the Undertaking. Except as specifically provided in this Agreement, Pham will have no further Indemnification Rights under the DGCL, the Charter Documents and/or the Undertaking.

3.    Payments.

a.    Spectranetics will reimburse Pham an amount not to exceed $525,000 for his Legal Fees and Expenses that are incurred on or after January 1, 2012 solely for the Trial and any Appeal that is not Successful. For purposes of calculating amounts paid by Spectranetics on behalf of Pham, the following rules will apply for people and entities retained by Pham and a co-defendant: ½ of the actual cost for a court reporter and transcripts; ½ of the actual cost of one person to do computer work; ½ of the actual cost of a jury consultant; ½ of the actual cost of expert witnesses; and 1/3 of the actual cost of computer data storage by Iris. Spectranetics will pay the enumerated expenses in full, but only the fractions listed will be applied for purposes of the dollar cap in the first sentence of this subsection.

b.    Spectranetics will reimburse Pham an amount not to exceed a total of $400,000 for his Legal Fees and Expenses that are incurred for any and all: (i) Appeals that are Successful and/or; (ii) New Trials.

c.    Spectranetics will advance $200,000 (the “Advance Amount”) of the amount permitted under subsection (a) within 10 days of the Effective Date. The remainder of the amounts that may come due under this Agreement will be paid as follows: Pham will deliver copies of his attorney’s bills and receipts for Legal Fees and Expenses covered under subsections (a) and (b) to Spectranetics. Once Pham has presented bills and receipts totaling the Advance Amount, Spectranetics will pay Pham (or his attorneys) the amounts of Legal Fees and Expenses shown on that documentation that is over the Advance Amount within 30 days of receipt up to the total amount noted in subsections (a) and/or (b) as applicable.

4.    Release.

a.    Pham releases, acquits and forever discharges Spectranetics from any and all actions, causes of action, suits, claims, demands, rights, controversies, debts, agreements, damages, costs, expenses, liabilities and compensation whatsoever (collectively, “Claims”) that Pham now has or may hereafter have against Spectranetics on account of or arising out of any matter, thing, or event which has happened, developed or occurred, whether known or unknown, at any time prior to the Effective Date.

b.    Spectranetics releases, acquits and forever discharges Pham from any and all Claims that Spectranetics now has or may hereafter have against Pham on account of or arising out of any matter, thing, or event which has happened, developed or occurred, whether known or unknown, at any time prior to the Effective Date.

c.    Pham and Spectranetics do not release each other from any Claims arising out of the breach or alleged breach of this Agreement.

5.    Unknown Facts. Pham and Spectranetics acknowledge that they are aware that they or their attorneys may later discover facts different from or in addition to the facts which they now know or believe to be true with respect to the subject matter of this Agreement, but that it is their intention to, and they do, fully, finally, absolutely, and forever settle any and all claims, disputes and differences which do now exist, may exist, or may have existed between them as set forth herein and that in furtherance of such intention, the mutual general release given above shall be, and remain, in effect as a full and complete mutual and general release, notwithstanding any mistake of fact or the discovery of any different or additional facts.

6.    Miscellaneous.

a.    Successors and Assigns. The provisions of this Agreement will be deemed to bind, obligate and extend to, and inure to the benefit of the parties’ successors and assigns.

b.    Entire Agreement and Amendment. This Agreement contains the entire agreement and understanding between Spectranetics and Pham and supersedes and replaces all prior negotiations or proposed agreements, written or oral relating to its subject matter. Neither of the parties has entered into this Agreement in reliance upon any promise, representation or warranty not contained in this Agreement. Each party has fully and carefully read the foregoing Agreement, knows and understands its contents, has had the advice of legal counsel, and signs it freely. This Agreement may be amended only by a writing signed by both Spectranetics and Pham.

c.    Method of Signing. This Agreement may be executed electronically and in two or more counterparts, each of which will be deemed an original and all together will constitute one and the same instrument.

d.    Notices. Any notice, request, instruction or other document to be given under this Agreement will be in writing and will be delivered personally or sent by a reputable overnight courier to the addresses shown on the signature page or to another address that is provided by notice under this subsection.

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Signature page to Agreement Relating to Indemnification and Clawback Rights, and Release

The Spectranetics Corporation By: /s/ Roger Wertheimer 9965 Federal Drive Colorado Springs, CO 80921-3617	/s/ Trung Pham Trung Pham Address for Notices:

Approved by:
/s/ Michele Berdinis Fagin Michele Berdinis Fagin Sparks Willson Borges Brandt & Johnson, P.C. 24 S. Weber Street, Suite 400 Colorado Springs, CO 80903 Outside counsel to The Spectranetics Corporation	/s/ Fredric M. Winocur Fredric M. Winocur Ridley McGreevy & Winocur 303 16th Street Suite 200 Denver, CO 80202 Counsel to Trung Pham

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